Exhibit 99.1

ITG RELEASES OCTOBER 2014 U.S.

TRADING VOLUMES

NEW YORK, November 10, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that October 2014 U.S. trading volume was 4.7 billion shares and average daily volume (ADV) was 206 million shares.  This compares to 3.4 billion shares and ADV of 161 million shares in September 2014 and 3.5 billion shares and ADV of 151 million shares in October 2013.  There were 23 trading days in both October 2014 and October 2013 and 21 trading days in September 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

October 2014	23	4,732,743,533	205,771,458	101,042,855	252	19,168,508	16,890	36,712

Year-to-Date:	211	33,529,581,128	158,907,967	72,803,097	252	15,815,084	16,543	34,790

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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